MORRISON & FOERSTER LLP

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Exhibit 5.1

April 23, 2004

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Credence Systems Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about April 23, 2004 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 2,553,284 shares of the Company’s Common Stock, $0.001 par value (the “Shares”). The Shares are reserved for issuance pursuant to the Company’s 1993 Stock Option Plan, as amended and restated, and Employee Stock Purchase Plan, as amended and restated. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP